SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                  FORM N-8A

                         NOTIFICATION OF REGISTRATION
                    FILED PURSUANT TO SECTION 8(a) OF THE
                        INVESTMENT COMPANY ACT OF 1940




    The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                 FEDERATED CORPORATE BOND STRATEGY PORTFOLIO
                 -------------------------------------------
                (a portfolio of Federated Managed Pool Series)


                    ADDRESS AND PRINCIPAL BUSINESS OFFICE:

                         Federated Investors Funds -
                             5800 Corporate Drive
                     Pittsburgh, Pennsylvania 15237-7000
                   (Address of Principal Executive Offices)

                                (412) 288-1900
                       (Registrant's Telephone Number)

              NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

                          John W. McGonigle, Esquire
                          Federated Investors Tower
                             1001 Liberty Avenue
                     Pittsburgh, Pennsylvania 15222-3779
                   (Name and Address of Agent for Service)
              (Notices should be sent to the Agent for Service)


    Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A.

              Yes  XX                                       No
                  ----                                         ----

    Pursuant to the requirements of the Investment Company Act of 1940, the Trustee of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of Pittsburgh and the State of Pennsylvania on the ____ day of October, 2005.


By:  /s/Todd P. Zerega
     Todd P. Zerega
     Assistant Secretary